Filed pursuant to Rule 433

Registration No. 333-224298

May 22, 2019

Final Term Sheet
EUR 1,000,000,000 0.125% Global Bonds due 2023

To be fungible and form a single issuance with KfW’s
EUR 4,000,000,000 0.125% Global Bonds due 2023
issued on March 21, 2018

Terms:
Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	EUR 1,000,000,000
Denomination:	EUR 1,000
Maturity:	February 24, 2023
Redemption Amount:	100%
Interest Rate:	0.125% per annum, payable annually in arrears
Date of Pricing:	May 22, 2019
Closing Date:	May 29, 2019
Interest Payment Dates:	February 24 in each year
First Interest Payment Date:	February 24, 2020 (for interest accrued from, and including, February 24, 2019 to, but excluding, February 24, 2020)
Accrued Interest:	In the aggregate amount of EUR 321,917.81 from, and including, February 24, 2019 to, but excluding, May 29, 2019 (for aggregate principal amount of EUR 1,000,000,000)
Interest Payable on First Interest Payment Date:	EUR 1,250,000.00 (for aggregate principal amount of EUR 1,000,000,000)
Currency of Payments:	EUR
Price to Public/Issue Price:	101.793%, plus Accrued Interest
Underwriting Commissions:	0.000%
Proceeds to Issuer:	101.793%, plus Accrued Interest
Format:	SEC-registered global bonds
Listing:	Frankfurt Stock Exchange (regulated market)
Business Day:	Frankfurt
Business Day Convention:	Following, unadjusted
Day Count Fraction:	Actual/Actual ICMA
Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
ISIN:	DE000A2GSNV2
Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Lead Managers:	DZ BANK AG Goldman Sachs International J.P. Morgan
Stabilization Manager:	DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003756/a2235402z424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003754/a2235558z424b3.htm. Alternatively, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main will arrange to send you the prospectus, which you may request by calling toll-free +1-866-846-2874.

Notice by the Managers to Distributors regarding MiFID II Product Governance

The Managers acting in their capacity as manufacturers of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the Managers in respect of the bonds in accordance with the product governance rules under MiFID II has led the Managers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the Managers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the Managers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.